Exhibit 99.1
January 12, 2007
Veridien Achieves Best Sales Quarter in Corporate History
Fourth Quarter 2006 Sales in Excess of $930,000, a level which is 220% over Fourth Quarter 2005 Sales
New Antiseptic and Disinfectant Consumer Product Line on Retail Shelves — Initial orders of $ 450,000 Delivered
LARGO, Fla.—(BUSINESS WIRE)—Veridien Corporation (OTCBB:VRDE) today announced record Fourth Quarter Sales that are in excess of $ 930,000 (versus Q4/2005 sales of $420,876). These sales surpassed published fourth quarter projections of $ 850,000 as announced in November. Sales activity resulted from the launch of the Viraguard® consumer antiseptic and disinfectant product line in over 434 Canadian retail stores, growing sales to a large multi-national customer and ongoing efforts in the medical/dental markets.
Sheldon Fenton, President & CEO of Veridien said, “Having just completed our fourth quarter, I am pleased to report the highest quarterly sales in the company’s history. Our efforts in a number of different facets of our business are beginning to be translated into sustainable sales growth.”
Veridien is committed to growing its Viraguard® franchise and is currently working on a number of strategies that are intended to expand its presence in both the retail and institutional sectors of the US and other strategic global markets.
The Viraguard® product line is now available on the shelves of Canadian retailers including Loblaws and Lawtons Drugstores. Initial orders of $ 450,000 have been delivered. Both retailers are carrying the full Viraguard® consumer product line which includes seven (7) SKUs of various configuration and sizes of Hand sprays, Hand wipes, Surface sprays and Surface Wipes.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Forward-looking statements in this press release (identifiable by such words as “believes”, “expects”, “beginning”, “intended”, “planned”) are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, market acceptance of, and demand for, the Company’s products, manufacturing, development and distributor issues, product pricing, competition, funding availability, technological changes and other risks not identified herein. The Company disclaims any intent or obligation to update any forward-looking statements.
About Veridien Corporation
For more information about Veridien Corporation and it investments in future technology, please visit: www.veridien.com and www.mycosol.com.
Contacts
Veridien Corporation, Largo
Cheryl Ballou
727-576-1600 x202

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